Exhibit 10.2A

SPACE LICENSE AGREEMENT

Commencement Date: October 20, 2016	Expiration Date: April 17, 2017

OWNER

Owner Name:	BMR-Bayshore Boulevard LP

Notice Address:	17190 Bernardo Center Drive San Diego, California 92128 Attn: Legal Department

Facsimile: *****	Email: *****

USER

User Name: Unity Biotechnology, Inc.

Notice Address: 3280 Bayshore Boulevard, Brisbane, California 94005

Facsimile: N/A	Email: *****

DESCRIPTION OF SPACE AND USE

Building/Space: approximately 750 rentable square feet located on the second (2nd) floor and approximately 150 rentable square feet located on the first (1st) floor, in each case in the building (the “Building”) at 3280 Bayshore Boulevard in Brisbane, California, as shown on Exhibit A attached hereto (the “License Area”).

Use:

With respect to the portion of the License Area located on the first (1st) floor of the Building:

General storage use in accordance with Applicable Laws (as defined below) and any other requirements of any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”).

With respect to the portion of the License Area located on the second (2nd) floor of the Building:

Office use in accordance with Applicable Laws (as defined below) and any other requirements of any Governmental Authority.

RENT AND DEPOSIT

Base Fees: $3,000 Due Date: First (1st) calendar day of each month during the Term.	Fees should be payable to: BMR-Bayshore Boulevard LP Attention Entity 159 P.O. Box 511415 Los Angeles, CA 90051-7970	Security Deposit: $0

THIS SPACE LICENSE AGREEMENT (this “Agreement”) is entered into as of this 20th day of October, 2016 (the “Execution Date”), by and between BMR-BAYSHORE BOULEVARD LP, a Delaware limited partnership (“Owner”), and UNITY BIOTECHNOLOGY, INC., a Delaware corporation (“User”). In consideration of the mutual promises and agreements set forth above and hereinafter in this Agreement, the undersigned parties agree as follows:

1. License Area. Owner hereby grants to User a non-transferable right and revocable exclusive (but subject to Section 13) license for the temporary use of the License Area located in or adjacent to the Building for the term of this Agreement, as more precisely described and designated on Exhibit A attached hereto and made a part hereof. The License Area, Building and the real property on which the Building is situated are sometimes referred to collectively in this Agreement as the “Property.” User acknowledges and agrees that the License Area may be relocated by Owner at any time for any reason or for no reason. Nothing in this Agreement shall be construed to create any relationship between the parties other than that of licensor and licensee.

2. Term. The “Term” of this Agreement shall commence on the Commencement Date and shall expire on the Expiration Date described above, unless sooner terminated as provided in this Agreement. If User remains in the License Area after the termination or expiration of this Agreement, then, in addition to all other remedies Owner may have at law, in equity or under this Agreement, User shall be deemed to be a licensee at sufferance only and Base Fees shall be increased to One Thousand Dollars ($1,000) per day. If User fails to surrender and vacate the License Area upon the termination or expiration of this Agreement, then User shall reimburse, indemnify, save, defend (at Owner’s option and with counsel reasonably acceptable to Owner) and hold Owner and its affiliates and their respective shareholders, members, partners, directors, officers, employees, lenders, ground lessors, successors and assigns, and Owner’s contractors and agents (collectively with Owner, each an “Owner Indemnitee”) harmless for, from and against any and all Claims (as defined below) arising, directly or indirectly, from such failure to surrender or vacate. The obligations of User under this Section shall survive the expiration or earlier termination of this Agreement.

3. Use. User shall occupy and use the License Area during the Term as and for the sole purposes set forth above and for no other purpose without Owner’s prior written consent (which consent Owner may withhold in Owner’s sole and absolute discretion). Subject to Section 13, User’s right to occupy and use the License Area during the Term shall be exclusive.

4. License Fees. Base Fees and all other amounts specified in this Agreement (all such other amounts, “Additional Fees”) are collectively referred to as “Fees.” All Fees shall be paid without notice, demand, deduction or set-off, by check or money order, made payable to Owner at Owner’s address set forth above on the first (1st) day of each month during the Term. User’s obligation to pay Fees with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Agreement shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect User’s obligations with respect to any other period.

5. [Intentionally omitted].

6. Late Charges. Late payment by User to Owner of Fees and other sums due shall cause Owner to incur costs not contemplated by this Agreement, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Owner by the terms of any mortgage or trust deed covering the License Area. Therefore, if any installment of Fees due from User is not received by Owner within five (5) days after the date such payment is due, User shall pay to Owner an additional sum of six percent (6%) of the overdue Fees as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Owner shall incur by reason of late payment by User. In addition to the late charge, Fees not paid when due shall bear interest from the fifth (5th) day after the date due until paid at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate permitted by all federal, state and local laws, ordinances, rules, regulations and code requirements (“Applicable Laws”).

7. User’s Maintenance; No Improvements. User shall at all times maintain the License Area, and any equipment or property used or installed by User in the License Area, in good, clean and safe condition, free of all debris and trash. User shall not make any improvements, alterations or changes of any kind to the License Area without Owner’s prior written approval (which approval may be withheld by Owner in Owner’s sole and absolute discretion). In addition to all of Owner’s remedies under this Agreement, if (a) User does not maintain the License Area as required under this Section or (b) repairs or replacement of any portion of the License Area or the Property is made necessary by any act, omission or negligence of User or its agents, employees, contractors, subcontractors or invitees (collectively with User, each a “User Party”), then Owner may make such repairs or provide such maintenance without liability to User for any loss or damage to User or its merchandise, fixtures or other property, or to User’s business by reason of such repairs or maintenance. Further, upon completion of any such repairs or maintenance, User shall pay upon demand, as Additional Fees, Owner’s costs for making such repairs or providing such maintenance, together with Owner’s administrative costs related thereto, which amount shall equal one hundred twenty percent (120%) of the total cost of such repair.

8. Damage and Repairs. Any damage, destruction, graffiti or debris around, to, or on the License Area, Building or Property caused by a User Party shall be User’s responsibility. If User fails to repair, clean or replace any such damage or debris within two (2) days of the expiration or termination of this Agreement, then Owner may make such repairs, clean-up or replacement. Upon completion of any such repairs, clean-up or replacement, User shall pay upon demand, as Additional Fees, Owner’s costs for making such repairs or providing such clean-up or replacement, together with Owner’s administrative costs related thereto, which amount shall equal one hundred twenty percent (120%) of the total cost of such repairs, clean-up or replacement. Any damage to the License Area caused directly by Owner shall be Owner’s responsibility to repair and maintain. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

9. Termination of Agreement. At any time, either party can terminate this Agreement for any reason, or no reason, by providing at least thirty (30) days’ prior written notice to the other party declaring such termination. Upon the expiration or termination of this Agreement, User shall (a) return the License Area to Owner in broom clean condition and restore the License Area to at least as good a condition as it was in on the date User took possession and (b) remove its equipment and any other property from the License Area and the Building, including any property purchased or free that may have been in the property on the date of possession, unless otherwise directed by Owner. User acknowledges and agrees that it shall reimburse Owner upon demand for Owner’s costs to repair any damage caused by such removal by User. Any equipment or property not removed within two (2) days of the date of termination or expiration of this Agreement shall be deemed abandoned by User, and Owner shall have the right, but not the obligation, to remove and dispose of such abandoned equipment or property at User’s sole cost and risk.

10. Compliance with Laws; Liens. User shall at all times in its use of the License Area and as related to this Agreement observe and comply with Applicable Laws. Notwithstanding any other provision herein to the contrary, User shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the License Area with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and User shall reimburse, indemnify, save, defend (at Owner’s option and with counsel reasonably acceptable to Owner) and hold harmless the Owner Indemnitees for, from and against any and all Claims (as defined below) arising out of any such failure of the License Area to comply with the ADA. The License Area has not undergone inspection by a Certified Access Specialist (as defined in California Civil Code Section 55.52). User shall obtain all permits and licenses for the operation of its business at the Building or its use or occupancy of the License Area and shall comply with all current and future rules and regulations of Owner for tenants or licensees of the Building. User shall at all times maintain sufficient supervision and control of its employees and invitees. User shall not (a) obstruct the free flow of pedestrian or vehicular traffic in any area of the Property, (b) harm the License Area, commit any waste, create a nuisance or make any use of the License Area that is offensive or (c) act or fail to act in any manner that could result in injury or harm to any person in or about the Property. User shall, and shall instruct all other User Parties to, act in accordance with Owner’s rules and regulations (the “Rules and Regulations”), which are attached as Exhibit B hereto. User shall keep the License Area free and clear of any mechanics’ liens and other liens. Nothing in this Agreement shall be construed as consent on the part of Owner to subject the Building or the Property to any lien or liability under the lien laws of the State in which the Building is located. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

11. Insurance. User shall, at its sole cost and expense, maintain insurance in accordance with all of the terms, covenants, conditions and provisions of Exhibit C hereto.

12. Hazardous Materials. User shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the License Area, the Building or the Property. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

13. Project Control. Owner may, at any and all times, enter the License Area to (a) inspect the same and to determine whether User is in compliance with its obligations hereunder, (b) supply any service Owner is required to provide hereunder, (c) alter, improve or repair any portion of the Building, including the License Area, for which access to the License Area is reasonably necessary, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) show the License Area to prospective and current tenants, purchasers and lenders. In connection with any such alteration, improvement or repair as described in Subsection 13(c), Landlord may erect in the License Area or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall User’s Fees abate as a result of Owner’s activities pursuant to this Section. Owner shall at all times retain a key with which to unlock all of the doors in the License Area. If an emergency necessitates immediate access to the License Area, Owner may use whatever force is necessary to enter the License Area, and any such entry to the License Area shall not constitute a forcible or unlawful entry to the License Area, a detainer of the License Area, or an eviction of User from the License Area or any portion thereof.

14. Utilities, Services. Owner shall not be required to supply User with any services or utilities. User shall provide its own supplies for cleaning and janitorial services. Owner shall not be liable to User for any loss, injury or damage to persons or property caused by or resulting from any variation, failure, or interruption of any services or utilities to be provided by Owner under this Agreement due to any cause whatsoever, or resulting from Owner’s failure to make any repairs or perform maintenance, if any, required to be performed by it under this Agreement.

15. Access and Parking. User and its agents, employees and invitees may have access to the License Area twenty-four (24) hours a day. Owner shall have no obligation to provide parking facilities to User in connection with this Agreement or User’s use of the License Area User agrees that it shall not park in any reserved spot on the Property or in front of any roll access/loading doors to the other buildings. User must also keep a fire lane available around the Building. Any costs or liability associated with enforcing this parking access shall be User’s or violator’s sole responsibility.

16. Default. Any (a) failure by User to perform any term or condition of this Agreement or (b) default under that certain Lease dated as of May 13, 2016, by and between Owner and User, after the expiration of any applicable notice and cure periods, shall constitute a default under this Agreement and, in such event, Owner may exercise any remedy available to it under this Agreement, at law or in equity. Without limiting the foregoing, in the event any such default is not cured within forty-eight (48) hours of Owner’s notice to User thereof, Owner may, at its option, terminate this Agreement and revoke the license granted hereby. User shall reimburse Owner for any and all costs and expenses (including attorneys’ fees and costs) that Owner incurs in connection with enforcing User’s obligations under this Agreement.

17. Limitation of Recovery; Waiver. There shall be no personal liability of Owner with respect to any of the terms of this Agreement. In the event of any breach or default by Owner under this Agreement, User shall look solely to the equity of Owner in the Building for satisfaction of User’s remedies. User releases and waives all right of recovery that it might otherwise have against Owner, or any tenants or other licensees of the Building, and their respective agents and employees, by reason of any loss or damage resulting from any recovery, claim, action or cause of action against Owner, damage or injury or other occurrence no matter how caused, to the extent the same is either covered by User’s insurance (assuming no deductible) or would have been covered had User complied with the requirements of this Agreement. Each of the covenants and agreements of this Section shall be applicable to any covenant or agreement either expressly contained in this Agreement or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Agreement.

18. Assignment. User shall not, voluntarily or by operation of law, directly or indirectly (whether by merger or otherwise), assign, pledge, hypothecate or otherwise transfer this Agreement or any of User’s rights, interests or obligations under this Agreement, in whole or in part, without the prior written consent of Owner in its sole and absolute discretion, and any such purported assignment, pledge, hypothecation or transfer without the prior written consent of Owner shall be null and void.

19. Brokers. User represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Agreement and that it knows of no real estate broker or agent that is or might be entitled to a commission in connection with this Agreement. Owner is executing this Agreement in reliance upon User’s representations, warranties and agreements contained within this Section. User shall reimburse, indemnify, save, defend (at Owner’s option and with counsel reasonably acceptable to Owner) and hold the Owner Indemnitees harmless for, from and against any and all Claims arising, directly or indirectly, from any claim by any broker or agent employed or engaged by User or claiming to have been employed or engaged by User.

20. Notices. Except as otherwise stated in this Agreement, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be addressed to the parties at the addresses set forth above. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

21. Acceptance of License Area. By taking possession of the License Area, User shall be deemed to have inspected the License Area and accepted the License Area “as is” in its present condition. User acknowledges and agrees that neither Owner, nor any employee, agent nor representative of Owner, has made any representation or warranty, express or implied, of any kind as to the condition of the License Area or its suitability for User’s proposed use. User further acknowledges and agrees that Owner has no obligation to improve, maintain or repair the License Area unless said obligation is expressly set forth in this Agreement.

22. Indemnification. User agrees to reimburse, indemnify, save, defend (at Owner’s option and with counsel reasonably acceptable to Owner) and hold harmless the Owner Indemnitees for, from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature arising from (a) any labor dispute involving User or its contractors or agents, (b) the use or enjoyment of the License Area or the Property by User or any other User Party, (c) injury to or death of any person or persons, or damage to or destruction of any property occurring in, on or about the License Area or (d) a breach of this Agreement by User or any act or omission of a User Party, except to the extent directly caused by Owner’s negligence or willful misconduct. User’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for User under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. User’s obligations under this Section shall survive the expiration or earlier termination of this Agreement.

23. Assumption of Risk. To the maximum extent permitted by Applicable Laws, User’s activities on and use of the License Area and the Property shall be at User’s sole risk. Notwithstanding anything in this Agreement to the contrary, Owner shall not be liable to User for, and User assumes all risk of, damage to personal property or scientific research, including loss of records kept by User within the License Area and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Owner’s willful disregard of written notice by User of need for a repair that Owner is responsible to make for an unreasonable period of time. User further waives any claim for injury to User’s business or loss of income relating to any such damage or destruction as described in this Section.

24. Signage. User is responsible for all of User’s signage. All signage must be pre-approved in writing by Owner and hand-written signs are not permitted.

25. Trash Removal. User must supply its own dumpster for disposal of any debris, garbage or material created or used in the use of the License Area. User must notify Owner of its use of a dumpster and locate the dumpster in such area as may be designated by Owner from time to time. User is solely responsible for all costs associated with obtaining, maintaining and disposing of the dumpster. User acknowledges that other dumpsters may exist on the site but that User is not to use any other means of disposal on site except its own dumpster or means of disposal off-site. Any costs of enforcing User’s obligations under this Section shall be User’s sole responsibility. Further, upon completion of any such disposal, User shall pay upon demand, as Additional Fees, Owner’s costs for making such additional disposal, together with Owner’s administrative costs related thereto, which amount shall equal one hundred twenty percent (120%) of the total cost of such disposal.

26. Signatures Required. Submission of this instrument for examination or signature by User does not constitute a reservation of or option for a license, and shall not be effective as a license or otherwise until execution by and delivery to both Owner and User.

27. Subordination and Attornment. This Agreement shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Owner is tenant now or hereafter in force against the Building or the Property and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of User to effectuate such subordination. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Owner covering the License Area, User shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Owner under this Agreement.

28. Force Majeure. Any covenants on Owner’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Agreement, or to perform any act or thing for the benefit of User, shall not be deemed breached if Owner is unable to furnish or perform the same by virtue of accident; breakage; repair; casualty; physical natural disaster (but excluding weather conditions except for Sever Weather Conditions (as defined below)); strike, lockout or other labor disturbance or labor dispute; act of terrorism; riot or civil disturbance; war or insurrection; shortage of materials, which shortage is not unique to Owner; governmental regulation, moratorium or other governmental action, inaction or delay; Severe Weather Conditions (as hereinafter defined); or any other causes beyond Owner’s reasonable control (collectively, “Force Majeure”). “Severe Weather Conditions” means weather conditions that are materially worse than those that reasonably would be anticipated for the Property at the applicable time based on historic meteorological records.

29. Construction. Where applicable in this Agreement, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. The section headings of this Agreement are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part of this Agreement. Owner and User have each participated in the drafting and negotiation of this Agreement, and the language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Owner or User.

30. Attorneys’ Fees. Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

31. Time of the Essence. Time is of the essence with respect to the performance of every provision of this Agreement.

32. Integration. The terms of this Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

33. Independent Obligations. Notwithstanding anything to the contrary contained in this Agreement, User’s obligations under this Agreement are independent and shall not be conditioned upon performance by Owner.

34. Reasonable Consent. Whenever consent or approval of either party is required pursuant to this Agreement, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary in this Agreement.

35. Severability. Any provision of this Agreement that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Agreement shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

36. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns. Nothing in this section shall in any way alter the provisions of this Agreement restricting assignment.

37. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Agreement shall give or be construed to give any other person or entity any legal or equitable rights.

38. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of California, without regard to California’s conflict of law principles.

39. Authority. User guarantees, warrants and represents that the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

40. Further Assurances. User shall take all such actions and execute all such documents as are reasonable and necessary to implement or evidence the transactions contemplated by this Agreement.

41. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

42. Amendment. No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by Owner and User.

43. No Waiver. No waiver of any term, covenant or condition of this Agreement shall be binding unless executed in writing by the party entitled to the benefit of such term, covenant or condition. The waiver of any breach or default of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Agreement. Except as expressly provided in this Agreement, the rights and remedies under this Agreement are in addition to and not exclusive of any other rights, remedies, powers and privileges under this Agreement or available at law, in equity or otherwise. No failure to exercise or delay in exercising any right, remedy, power or privilege shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.

44. Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, User’s use or occupancy of the License Area or any claim of injury or damage related to this Agreement or the License Area.

45. Facsimile and PDF Signatures. A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

46. Covenant and Condition. Each provision of this Agreement performable by User shall be deemed both a covenant and a condition.

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IN WITNESS WHEREOF, Owner and User have hereunto set their hands as of the Execution Date, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Agreement.

OWNER:

BMR-BAYSHORE BOULEVARD LP, a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	Sr. Vice President, Sr. Counsel

USER:

UNITY BIOTECHNOLOGY, INC., a Delaware corporation

By:	/s/ Nathaniel David
Name:	Nathaniel David
Title:	CEO

EXHIBIT A

LICENSE AREA

[See attached]

License Area

2nd floor

Sheet No.	Date:
	Scale: 1/8"=1'-0"
	Project Num.:
	Designer:
	Check by:
	Phone:

Revisions:

3280 Bayshore Blvd., Brisbane

2nd floor

interior motions

1485 Park Avenue, Ste. 102, Emeryville, CA 94608 Tel:510.653.6100

A-1

Proposed Temporary Storage

License Area

1st floor

Sheet No.	
Date:	
Scale:	
Project Num.:	
Designer:	
Check by:	
Phone:	

Revisions:

3280 Bayshore Blvd., Brisbane

1st floor

interior motions

1485 Park Avenue, Ste. 102, Emeryville, CA 94608 Tel:510.653.6100

A-2

EXHIBIT B

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE AGREEMENT. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE AGREEMENT, THE AGREEMENT SHALL PREVAIL.

1. Except as specifically provided in the Agreement to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the License Area or the Building without Owner’s prior written consent. Owner shall have the right to remove, at User’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

2. If Owner objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the License Area or placed on any windowsill, which window, door or windowsill is (a) visible from the exterior of the License Area and (b) not included in plans approved by Owner, then User shall promptly remove said curtains, blinds, shades, screens or hanging plants or other similar objects at its sole cost and expense.

3. User shall not obstruct any sidewalks or entrances to the Building, or any halls, passages, exits, entrances or stairways within the License Area, in any case that are required to be kept clear for health and safety reasons.

4. No deliveries shall be made that impede or interfere with any tenants in or the operation of the Building.

5. User shall not place a load upon any floor of the License Area that exceeds the load per square foot that (a) such floor was designed to carry or (b) that is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building to such a degree as to be objectionable to any tenant shall be placed and maintained by User, at User’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Owner and any tenants of the Building.

6. User shall not use any method of heating or air conditioning other than that shown in plans approved by Owner.

7. User shall not install any radio, television or other antenna, cell or other communications equipment, or any other devices on the roof or exterior walls of the License Area except to the extent shown on plans approved by Owner. User shall not interfere with radio, television or other communications from or in the License Area or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Building (other than within the License Area) are prohibited, and User shall cooperate to prevent such activities.

B-1

9. User shall store all of its trash, garbage and Hazardous Materials within its License Area or in designated receptacles outside of the License Area. User shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal.

10. The License Area shall not be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted on the License Area; provided, however, that User may use (a) equipment approved in accordance with the requirements of insurance policies that Owner or User is required to purchase and maintain pursuant to the Agreement for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on plans approved by Owner; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11. User shall not, without Owner’s prior written consent, use the name of the Building, if any, in connection with or in promoting or advertising User’s business except as User’s address.

12. User shall comply with all safety, fire protection and evacuation procedures and regulations established by Owner or any Governmental Authority.

13. User assumes any and all responsibility for protecting the License Area from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the License Area closed.

14. Owner may waive any one or more of these Rules and Regulations for the benefit of User or any tenant or other user, but no such waiver by Owner shall be construed as a waiver of such Rules and Regulations in favor of User or any tenant or other user, nor prevent Owner from thereafter enforcing any such Rules and Regulations against any or all of the tenants or other users of the Building, including User.

15. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Agreement.

16. Owner reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Building, or the preservation of good order therein; provided, however, that Owner shall provide written notice to User of such rules and regulations prior to them taking effect. User agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Owner.

User shall be responsible for the observance of these Rules and Regulations by User’s employees, agents, clients, customers, invitees and guests.

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EXHIBIT C

INSURANCE

All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

1. User shall, at its own cost and expense, procure and maintain in effect, beginning on the Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by User, if any, after termination of the Agreement) with insurers financially acceptable and lawfully authorized to do business in the state where the Property is located Commercial General Liability insurance on a broad-based occurrence coverage form, with limits of not less than Two Million Dollars ($2,000,000) per occurrence and in the aggregate for bodily injury (including death) and for property damage with respect to the License Area (including $100,000 fire legal liability (each loss)); automobile liability insurance with a minimum limit of One Million Dollars ($1,000,000) combined single limit bodily injury and property damage each accident (with coverage including all vehicles owned, leased, hired or borrowed). Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of the Agreement, and coverage is continuously maintained during all periods in which User occupies the License Area.

2. User shall, at its own cost and expense, procure and maintain in effect, beginning on the Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by User, if any, after termination of the Agreement) with insurers financially acceptable and lawfully authorized to do business in the state where the Property is located Workers’ Compensation insurance in compliance with all statutory laws of the State of California. Employer’s Liability must be at least in the amount of One Million Dollars ($1,000,000) for bodily injury by accident for each employee, One Million Dollars ($1,000,000) for bodily injury by disease for each employee, and One Million Dollars ($1,000,000) bodily injury by disease for policy limit. User’s Workers’ Compensation policies shall be endorsed to waive subrogation against Owner, the other Additional Insureds and their respective consultants and agents.

3. The insurance required to be purchased and maintained by User hereunder shall name Owner, BioMed Realty, L.P., and BRE Edison Parent, L.P., BioMed Realty LLC and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates, lenders and ground lessors (“Owner Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of User and User’s use or occupancy of the License Area. Said insurance shall be with companies having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. User shall obtain for Owner from the insurance broker/agent or cause the insurance broker/agent to furnish certificates of insurance evidencing all coverages required herein to Owner. Owner reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days’ prior written notice to Owner from the insurer (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). Should carrier be unwilling or unable to

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provide such notice, User shall provide notice to Owner in accordance with this Section. All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Owner may carry. User’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. User’s policies shall contain dedicated or per location limits endorsements so that the amounts of insurance required herein shall not be prejudiced by losses at other locations. User shall, at least five (5) days prior to the expiration of such policies, furnish Owner with renewal certificates of insurance or binders. User agrees that if User does not take out and maintain such insurance, Owner may (but shall not be required to) procure said insurance on User’s behalf and at its cost to be paid by User within thirty (30) days of receipt of an invoice from Owner.

4. User shall, at User’s sole cost and expense, carry such insurance as User desires for User’s protection with respect to personal property of User or business interruption.

5. In each instance where insurance is to name Owner Parties as additional insureds, User shall, upon Owner’s written request, also designate and furnish certificates evidencing such Owner Parties as additional insureds to (a) any lender of Owner holding a security interest in the Building or the Property, (b) the landlord under any lease whereunder Owner is a tenant of the Property if the interest of Owner is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Owner to manage the Property.

6. User and each of User’s respective insurers hereby waive any and all rights of recovery or subrogation against Owner or against any Owner Parties as respects any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, User agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and reimburse, indemnify, save, defend (at Owner’s option and with counsel reasonably acceptable to Owner) and hold the Owner Indemnitees harmless for, from and against any and all Claims incurred as a result of a failure to obtain such waivers of subrogation from insurers. User, upon obtaining the policies of insurance required or permitted hereunder, shall give notice to the insurance carrier or carriers that the foregoing waiver of subrogation is contained in this Agreement. If the release of Owner, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of User shall be deemed not released but shall be secondary to User’s insurer.

Owner may require insurance policy limits required hereunder to be raised to conform with requirements of Owner’s lender or to bring coverage limits to levels then being required of new tenants within the Property.

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